EXHIBIT 10.18

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made effective the 29th day of May, 2015, by and among Memcine Pharmaceuticals, Inc., an Iowa corporation (the “Corporation”), Spotlight Innovation Inc. (“Spotlight”), with an address at 6750 Westown Parkway, Suite 200-226, West Des Moines, Iowa 50266, Dr. Tony Vanden Bush, Ph.D. with an address at 2208 Arizona Ave., Iowa City, Iowa 52240- (“Vanden Bush”), and the University of Iowa Research Foundation, with an address at 112 N. Capitol Street, Iowa City, IA 52242 (“UIRF”). Vanden Bush, Spotlight and UIRF are hereinafter individually referred to as a “Shareholder” and collectively referred to as the “Shareholders”. The Shareholders hold the respective amounts of shares of capital stock of the Corporation set forth on Schedule A hereto (the “Schedule of Shareholders”).

Recitals:

A.	The Capitalization of the Company is as set forth below (after completion of the actions set forth on that certain Securities Purchase Agreement between the Corporation and Spotlight):

(i)	150,000 shares of Common Stock owned by Vanden Bush (after retirement of 850,000 shares of Common Stock).

(ii)	822,500 shares of Common Stock owned by Spotlight (acquired pursuant to said Securities Purchase Agreement.

(iii)	27,500 shares of Common Stock owned by UIRF.

(iv)	Each of the Shareholders wish to document their understanding of the operation of the Corporation.

B.

The Shareholders wish to state their purposes relating to the Corporation. To determine their rights, interests and obligations to Corporation. The Shareholders wish to impose restrictions upon transfer of shares of Comon Stock.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1. Organization and Board Representation.

1.1 Organization of Corporation. Vanden Bush confirms that a Certificate of Incorporation for the Corporation was filed with the Iowa Secretary of State, attached hereto and made a part hereof as Exhibit A. Bylaws for the Corporation were adopted in a form contained in Exhibit B attached hereto and made a part hereof. Both the Bylaws and Certificate of Incorporation are true copies of those in force for the Corporation.

1.2 Board of Directors. The Board of Directors of the Coorporation (the “Board of Directors”) shall initially consist of three members: Vanden Bush, Cristopher Grunewald and John Krohn.

1.3 Business of Corporation. The Corporation shall engage in such business(es) as the Board of Directors shall from time to time agree. Vanden Bush represents that he currently is operating the business of the Corporation and shall move the entire operation of such business into the Corporation at a location to be mutually agreed upon by the Shareholders. It is acknowledged and agreed that the Board of Directors, and such officers appointed by the Board of Directors shall handle all of the day to day operations of the business of the Corporation, and Vanden Bush shall enter into an advisory agreement with the Corporation to assist in the day to day operations of the Corporation. The Board of Directors shall agree on the bank which the Corporation shall utilize for business accounts, and only the officers of the Corporation shall be granted signatory authority on such bank accounts.

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1.4 Stock Purchase. Spotlight has agreed to pay to the Corporation Twenty Five Thousand ($25,000) Dollars for 822,500 shares of Common Stock of the Corporation as per the terms of a Securities Purchase Agreement.

1.5 Chief Scientific Officer. Vanden Bush agrees to enter into a consulting agreement with the Corporation (in the form annexed hereto), whereby Vanden Bush shall serve as Chief Scientific Officer of the Corporation pursuant to the terms of said agreement.

1.6 Investment. Spotlight agrees to provide the Corporation with up to Three Million ($3,000,000) Dollars to fund the operations of the Corporation via investment, grants or other means. At least $150,000 will be provided by Spotlight to the Corporation on or before July 1, 2015, and at least $150,000 will be provided by Spotlight to the Corporation on or before December 31, 2015. The timing of the remaining investment will be determined by the milestones set by the Board of Directors along with Vanden Bush. In the event Spotlight fails to provide the funding as provided above within the proscribed timeframes, and such failure is due to the actions, or inactions of a Tony Vanden Bush or other affiliates of the Corporation, and due to no fault of Spotlight (which shall not include Spotlight’s ability to procure financing), and provided no bona fide dispute exists, upon the expiration of twenty days after the proscribed date, the remaining Shareholders shall be entitled to purchase the shares (pro rata) of Common Stock owned by Spotlight for a purchase price equal to the amount funded by Spotlight up to such date, with the closing of such purchase to occur within thirty days after the expiration of the aforementioned cure period.

ARTICLE 2. Stock Transfer Restrictions.

a. Legend on Stock Certificates. The certificates for the shares of stock of the Corporation subject to this Article 2 shall bear the following restrictive legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE TERMS OF A CERTAIN SHAREHOLDERS’ AGREEMENT DATED THE 27th DAY OF May, 2015, BY AND AMONG Memcine Pharmaceuticals, Inc. (THE “CORPORATION”), DR. TONY VANDEN BUSH, PH.D., Spotlight innovation inc. AND the university of Iowa RESEARCH FOUNDATION. SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION. THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT, OR AN OPINION OF COUNSEL TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

b. Agreement Binding on Transferees of the Shareholders. In the event that, at any time or from time to time, any shares of stock owned by a Shareholder are transferred to any party pursuant to any provision hereof, the transferee shall take such shares of stock pursuant to all provisions, conditions and covenants of this Agreement, and, as a condition precedent to the transfer of such shares of stock, the transferee shall agree (for and on behalf of himself or itself, his or its legal representatives and his or its transferees and assigns) in writing to be bound by all provisions of this Agreement as a party hereto and in the capacity of a Shareholder. In the event that there shall be any transfer to any person or entity pursuant to any provision of this Agreement and in compliance with the provisions of this Article 2, all references in this Agreement to the Shareholders or to any Shareholder shall thereafter be deemed to include such transferee, and the provisions hereof shall thereafter be applicable to such transferee (and not the transferor Shareholder).

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ARTICLE 3. Right of First Refusal. If any Shareholder (the “Selling Shareholder”) desires to sell or transfer any of his shares of stock in the Corporation, the Selling Shareholder shall first present to the Corporation and the other Shareholders a copy of the good faith bona fide offer (the “Offer”) from a proposed third-party purchaser disclosing to the Corporation and the other Shareholders all the terms and conditions of the proposed purchase of such stock (the “Offered Shares”). The Corporation shall then have ten (10) days to agree in writing to purchase the Offered Shares on the same terms and conditions as are disclosed in the Offer. If the Corporation does not agree in writing to purchase the Offered Shares during such ten (10) day period, the Corporation shall have no further rights with respect to the Offered Shares and the Offered Shares must then be offered in writing to the other Shareholders, pro rata in accordance with their ownership of Common Stock at the time of the Offer, on the same terms and conditions as are disclosed in the Offer, for ten (10) days, with each Shareholder to have an additional five (5) days to agree to purchase his pro rata share of the Offered Shares not purchased by the other Shareholders. If the other Shareholders do not agree in writing to purchase all the Offered Shares during such fifteen (15) day period, the other Shareholders shall have no further rights with respect to the Offered Shares during the permitted period of sale as described in the following sentence. If neither the Corporation nor the other Shareholders elect to purchase all of the Offered Shares, the Selling Shareholder shall have one hundred twenty (120) days to close the sale of the Offered Shares not purchased by the Corporation or the other Shareholders with the proposed third-party purchaser pursuant to the same terms and conditions as stated in the Offer; provided, however, that as a condition precedent to such closing, the third-party purchaser shall agree in writing to be bound by the terms and conditions of this Agreement and any amendment hereto that may be in effect at such time, in an instrument reasonably satisfactory to the Corporation. If the sale is not closed within such one hundred twenty (120) day period, the Selling Shareholder shall reoffer the Offered Shares to the Corporation and the other Shareholders pursuant to the procedures described above prior to any subsequent sale to a third-party purchaser. For purposes of this Article 3, a “bona fide offer” shall mean an offer in writing, signed by the offeror (who must be a person financially capable of carrying out the terms of the Offer), in a form legally enforceable against the offeror. Closing for the purchase by the Corporation or the non-Selling Shareholders (as the case may be) of any of the stock of the Corporation accepted for purchase pursuant to this Article 3 shall be held at the Corporation’s principal office within five (5) business days of the final date on which notice of intention to purchase could be given by the non-Selling Shareholders to the Selling Shareholder.

ARTICLE 4. Term of the Agreement. This Agreement shall terminate on: (i) the written agreement of all Shareholders; (ii) the acquisition of all of the outstanding stock of the Corporation by one Shareholder; (iii) the bankruptcy of the Corporation, the execution by it of any assignment for the benefit of creditors, or the appointment of a receiver for the Corporation; (iv) the voluntary or involuntary dissolution of the Corporation; or (v) the Corporation (or any successor thereto, by merger, consolidation or otherwise) becoming a reporting company under the Securities Exchange Act of 1934, as amended. Unless the parties otherwise agree in writing and except as provided above, this Agreement shall not terminate, and all rights and obligations hereunder shall continue in full force and effect, even upon the death of any Shareholder.

ARTICLE 5. Miscellaneous.

5.1 Notice and Addresses. Except as otherwise provided herein, all notices, offers, acceptances, consents, waivers and other acts under this Agreement shall be in writing, and shall not be waived orally and shall be sufficiently given if delivered against receipted copy or if mailed, postage prepaid, to the addresses set forth in the opening paragraph of this Agreement, or to such other address as any of them, by notice to the others, may designate from time to time. Except as otherwise provided in this Agreement, time shall be counted to or from, as the case may be, the delivery in person or the mailing.

5.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Iowa without regard to such state’s conflicts of laws principles.

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5.3 Venue; Jury Trial Waiver. The parties agree that any action or other proceeding brought by any party under or in relation to this Agreement, including to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, the United States District Court of Iowa and any appellate courts therefrom. The parties each irrevocably waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. In the event of a breach by any Shareholder of the provisions of this Agreement, the Corporation shall be entitled to an injunction restraining such Shareholder from soliciting employees, customers or suppliers, or from engaging, participating or otherwise being connected with any business or from otherwise violating the terms of this Agreement. The Shareholders waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach or threatened breach, including without limitation the recovery of damages from a Shareholder.

5.4 Benefit. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective executors, administrators, legatees, distributees, and permitted successors and assigns.

5.5 Severability. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

5.6 Amendment. This Agreement may be amended only by written agreement signed by the Corporation and Shareholder(s) collectively holding capital stock of the Company with at least sixty percent (60%) of the aggregate voting power of the then-current aggregate outstanding capital stock of the Company held by Shareholders. Any amendment effected in accordance with this Section 5.6 shall be binding upon each Shareholder, regardless of whether such Shareholder executed the written instrument approving such amendment.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

5.8 Survival of Agreements. The agreements set forth in this Agreement shall survive the consummation of the transactions contemplated hereunder.

5.9 Number and Gender. Whenever required by the context, the singular number shall include the plural, and the masculine, feminine or neuter gender shall include all genders.

5.10 Entire Agreement. This Agreement, and the exhibits attached hereto, supersedes all prior negotiations and constitutes the entire agreement among the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed effective the day and year first above written.

MEMCINE PHARMACEUTICALS, INC.

By:
Cristopher Grunewald, President

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SHAREHOLDERS:

Spotlight Innovation Inc.

By:
	Cristopher Grunewald	Dr. Tony Vanden Bush, Ph.D.
President

University of Iowa Research Foundation

By:

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Schedule A:

SCHEDULE OF SHAREHOLDERS

Name of Holder	Shares of Common Stock
Dr. Tony Vanden Bush, Ph.D.	150,000
Spotlight Innovation Inc.	822,500
University of Iowa Research Foundation	27,500
Totals	1,000,000

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